                                                                EXHIBIT 3(i)(a)


                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                              CRITICAL PATH, INC.

     The undersigned, David Hayden, certifies that:

     1. He is the duly elected President and Secretary of Critical Path, Inc., a California corporation.

     2. The Articles of Incorporation of this corporation are amended and restated to read in full as follows:

                                   ARTICLE I

                                     NAME

     The name of this corporation is Critical Path, Inc.

                                  ARTICLE II

                                   PURPOSES

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

                                     STOCK

     This corporation is authorized to issue two classes of stock to be designated respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The total number of shares of capital stock which the corporation is authorized to issue is One Hundred Eighteen Million One Hundred Thirty-Nine Thousand Three Hundred One (118,139,301) shares, of which Seventy-Five Million (75,000,000) shares shall be Common Stock, and Forty-Three Million One Hundred Thirty-Nine Thousand Three Hundred One (43,139,301) shares shall be Preferred Stock. Both the Common Stock and the Preferred Stock shall have par value of $0.001 per share.

     The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated as Series A Preferred Stock (the "Series A Preferred") and shall consist of Twenty-Nine Million Two Hundred Thirty-Four Thousand

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

Seven Hundred Forty-Three (29,234,743) shares. The second series of Preferred Stock shall be designated as Series B Preferred Stock (the "Series B Preferred") and shall consist of Thirteen Million Nine Hundred Four Thousand Five Hundred Fifty-Eight (13,904,558) shares. The Series A Preferred Stock and the Series B Preferred Stock are hereafter sometimes collectively referred to as the "Preferred Stock" or the "Series A and Series B Preferred."

                                  ARTICLE IV

                             RIGHTS, PREFERENCES,
                     PRIVILEGES AND RESTRICTIONS ON STOCK

     A. Preferred Stock. The rights, preferences, privileges and restrictions, granted to and imposed on the Series A and Series B Preferred are as set forth below in this Article IV.

          (1) Dividends. The holders of the outstanding Series A and Series B Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends at the rate of $0.02624 per share of Series A Preferred and $0.154984 per share of Series B Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation). No dividend shall be declared or paid with respect to the Common Stock unless an equivalent dividend (which shall be in addition to the dividend on the Preferred Stock referred to in the preceding sentence) is declared and set apart or paid with respect to the Series A and Series B Preferred (on an as-converted basis). The right to such dividends on shares of Series A and Series B Preferred shall not be cumulative, and no right shall accrue to holders of shares of Series A and Series B Preferred by reason of the fact that dividends on said shares are not declared in any prior year.

          (2)  Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of
(i) $0.328 per share of Series A Preferred then held by them and (ii) $1.9373 per share of Series B Preferred then held by them (as adjusted for any combinations, consolidations, subdivisions, splits or stock dividends with respect to such shares), plus an amount equal to all declared but unpaid dividends on such series of Preferred Stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of Preferred Stock in proportion to the preferential amount each such holder would have otherwise been entitled to receive.

               (b) After the distribution described in Subsection A(2)(a), above has been paid, the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

               (c) For purposes of this Section A(2), a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the Preferred Stock then outstanding shall determine otherwise) (A) the acquisition of this corporation by another entity or entities by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation, or (B) the sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of this corporation.

               (d) In any of the events specified in Subsection A(2)(a) above, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. The fair market value of any securities shall be determined as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (A)  If traded on a securities exchange or the Nasdaq
National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three
(3) days prior to the closing;

                         (B)  If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                         (C)  If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Board of Directors of the corporation (which determination must include the approval of the Series A Directors (as hereinafter defined)) and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of the corporation (which determination must include the approval of the Series A Directors) and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (iii) In the event the requirements of this Subsection A(2)(d) are not complied with, the corporation shall forthwith either:

                         (A)  cause such closing to be postponed until such time
as the requirements of this Section A(2) have been complied with; or

                         (B)  cancel such transaction, in which event the
rights,
preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as the rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection A(2)(d)(iv) hereof.

                    (iv) In the event of any transaction described in Subsection A(2)(a)(c), the corporation shall give each holder of record of Preferred Stock written notice of such transaction pursuant to the notice provisions of Subsection A(7)(c)(iv) herein.

          (3)  Conversion Rights.

               (a) Conversion of Preferred Stock. Each share of Series A and Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the issuance of such share into that number of fully paid and nonassessable shares of Common Stock of the corporation described in Subsection A(3)(b) below. Each share of Series A and Series B Preferred shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock of the corporation described in Subsection A(3)(b) below immediately upon the earlier to occur of:

                    (i) The closing of a sale of the corporation's Common Stock in a firm commitment underwritten registered public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, with aggregate gross proceeds to the corporation of at least $12,500,000 at an initial offering price of at least $7.7492 per share (as adjusted for any combinations, consolidations, subdivisions, splits or stock dividends with respect to such shares of Common Stock); or

                    (ii) The date on which the holders of a majority of the then outstanding shares of Series A and Series B Preferred have voted to convert or consented in writing to the conversion of such shares into Common Stock.

               (b) Determination of Number of Shares of Common Stock Upon Conversion. The number of shares of Common Stock into which each share of Preferred Stock may be converted shall be determined by dividing (i) $0.328 in the case of the Series A Preferred and $1.9373 in the case of the Series B Preferred by (ii) the Conversion Price for such series of Preferred Stock (determined as hereinafter provided) in effect at the time of conversion.

               (c) Determination of Initial Conversion Price. The conversion price per share (the "Conversion Price") at which shares of Common Stock shall initially be issuable upon conversion of the Preferred Stock shall be $0.328 in the case of the Series A Preferred (the "Series A Conversion Price") and $1.9373 in the case of the Series B Preferred (the "Series B Conversion Price"), in each case subject to adjustment as set forth in Section A(4) hereof.

               (d) Procedures for Exercise of Conversion Rights. The holders of any shares of Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the corporation during regular business hours, at the office of any transfer agent of the corporation for the Preferred Stock, or at the principal office of the

            Service providers with comparable volume, features, functionality and support. If prices are not competitive as reasonably shown by such market test and as agreed by Company, and Company has not remedied in thirty (30) days, Sprint may terminate this Agreement pursuant to Section 7.

      3.3.  Reports and Audit. Each party shall submit with each of its
            -----------------
            payments to the other party a detailed report of the calculation of each such payment. Each party will retain records relevant to its calculations of the payments made to the other party during the term of this Agreement and for a two (2) year period thereafter. Each party shall have the right, at its expense, acting through a certified public accountant, to examine and audit such records at all reasonable times, on at least ten (10) days notice to the other party, but no more than once every six (6) months.


4.    Disclaimer of Warranties.
      ------------------------

      4.1. THE SERVICES ARE PROVIDED, AND THE COMPANY SYSTEM IS MADE AVAILABLE, BY COMPANY TO SPRINT AND CUSTOMERS "AS IS." COMPANY AND ITS SUPPLIERS MAKE NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, REGARDING THE SERVICES OR THE COMPANY SYSTEM AND SPECIFICALLY DISCLAIM THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND AGAINST INFRINGEMENT, TO THE MAXIMUM EXTENT POSSIBLE BY LAW.

      4.2. Other than the services, processes and procedures to be followed by Company pursuant to EXHIBIT C Service Level Agreement, Company and its suppliers make no warranties regarding the quality, reliability, timeliness or security of the Services or the Company System or that the Services or the Company System will be uninterrupted or error free. Company and its suppliers assume no responsibility or liability for the deletion or failure to store, or to store properly, e-mail messages. Sprint and Customers assume the entire risk in downloading or otherwise accessing any data, files or other materials obtained from third parties as part of the Services or by means of the Company System, even if Sprint or Customer has paid for virus protection services from Company.

      4.3. Sprint shall be solely responsible for any warranties provided to Customers with respect to the Services or the Company System.

5.    Limitation of Liability.
      -----------------------

      5.1. IN NO EVENT SHALL EITHER PARTY, OR ITS SUPPLIERS, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, EXEMPLARY, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR PROFITS, EVEN IF THE PARTY OTHERWISE LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      5.2. Company shall not be responsible for any delays, errors, failures to perform, interruptions or disruptions in the Services or the Company Systems caused by or


                             Confidential                                 Page 5
amount of any such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

               (g) Reservation of Common Stock. The corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of Preferred Stock from time to time outstanding.

               (h) Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

               (i) Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

               (j) Status of Converted Preferred Stock. In case any shares of Preferred Stock shall be converted pursuant to this Section A(3), the shares so converted shall be canceled and shall not be issuable by the corporation and the Articles of Incorporation of the corporation, as then in effect, shall be appropriately amended to reflect the corresponding reduction in the authorized capital stock of the corporation.

          (4)  Adjustment of Conversion Price.

               (a) General Provisions. The Conversion Price of the Series A Preferred and the Series B Preferred shall be subject to adjustment from time to time as follows:

                    (i) If the corporation shall issue any Additional Stock (as defined in Subsection A(4)(a)(iii) below) for a consideration per share less than the Conversion Price of a series of Preferred Stock then in effect on the date of and immediately prior to such issue, then the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price in effect immediately prior to such issuance by the quotient obtained by dividing:

                         (A)  an amount equal to the sum of (x) the total number
of shares of Common Stock outstanding (assuming for such purpose the conversion of all outstanding Preferred Stock) immediately prior to such issuance, plus (y) the quotient of the total consideration received by the corporation upon such issuance divided by such Conversion Price, by

                         (B)  the total number of shares of Common Stock
outstanding (assuming for such purpose the conversion of any outstanding convertible securities of the corporation and exercise of any outstanding options, warrants or rights to purchase Common Stock or such convertible securities of the corporation) immediately prior to such issuance plus the Additional Stock issued in such issuance (but not including any shares of Additional Stock deemed to be issued as a result of any adjustment in the Conversion Price of the Preferred Stock resulting from such issuance).

                    (ii) For the purposes of any adjustment of a Conversion Price pursuant to Subsection A(4)(a)(i) above, the following provisions shall be applicable:

                         (A)  In the case of the issuance of Additional Stock
for cash, the consideration shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                         (B)  In the case of the issuance of Additional Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the corporation.

                         (C)  In the case of the issuance of (i) options,
warrants or rights to purchase, subscribe for or otherwise acquire Common Stock,
(ii) evidences of indebtedness, shares or other securities by their terms convertible into or exchangeable for Common Stock, or (iii) options, warrants or rights to purchase, subscribe for or otherwise acquire evidences of indebtedness, shares or other securities by their terms convertible into or exchangeable for Common Stock:

                              (1)  the aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections A(4)(a)(ii)(A) and (B) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby,

                              (2)  the aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Subsections A(4)(a)(ii)(A) and (B) above);

                              (3)  on any change in the number of shares of
Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                              (4)  on the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be; provided that, in no event shall the Conversion Price be readjusted pursuant to Paragraph (3) or Paragraph (4) above to an amount which exceeds the lesser of: (x) the Conversion Price on the original adjustment date, and (y) the Conversion Price that would have resulted from any issuance of Additional Stock between the original adjustment date and such readjustment date.

                    (iii) "Additional Stock" shall mean any shares of Common Stock issued or deemed to have been issued pursuant to Subsection A(4)(a)(ii)(C) by the corporation after the date on which a share of Series A or Series B Preferred was first issued, other than shares of Common Stock issued or issuable:

                         (A)  Upon conversion of shares of Series A or Series B
Preferred;

                         (B)  To employees, consultants, directors or vendors of
this corporation directly or pursuant to a stock option plan or stock purchase plan or other incentive stock arrangement approved by the Board of Directors of the corporation acting in their good faith, reasonable, business judgment;

                         (C)  In connection with bona fide equipment lease or
loan financing or similar transactions approved by the Board of Directors acting in their good faith, reasonable, business judgment; and

                         (D)  In connection with stock dividends, subdivisions,
split-ups, combinations or dividends which are covered by Subsections A(4)(a)(iv), (v) and (vi).

                    (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such series of Preferred Stock shall be increased in proportion to such increase of outstanding shares.

                    (v) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                    (vi) In case the corporation shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends), or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution, provision shall be made so that the holders of each series of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of shares of the corporation's capital stock, stock or other securities of other persons, evidences of indebtedness, assets, or options or rights which they would have received had such shares of Series A or Series B Preferred been converted into Common Stock immediately prior to such record date and had thereafter, during the period from the date of such record date to and including the date of conversion, retained such capital stock, stock or other securities of other persons, evidences of indebtedness, assets, or options or rights receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A(4).

                    (vii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a transaction described in Article IV, Section A(2) or a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Series A and Series B Preferred shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series A or Series B Preferred into Common Stock. The provisions of this Subsection A(4)(a)(vii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                    (viii) All calculations under this Section A(4) shall be made to the nearest one-hundredth (1/100) of a cent or to the nearest one-hundredth (1/100) of a share, as the case may be.

               (b) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

               (c) No Impairment. The corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending these Articles of Incorporation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section A(4) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of the State of California and the terms hereof.

               (d) Computation of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section A(4), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect for such series of Preferred Stock, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

          (5)  Voting Rights.

               (a) Voting other than for Directors. Except as required by law and in Subsection A(5)(b) below, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except as to those matters required by law or these Articles of Incorporation to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A and Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

               (b)  Voting for Directors.

                    (i) With respect to the election of members of the Board of Directors of the Corporation, (A) so long as at least 5,000,000 shares of Series A Preferred remain outstanding (as adjusted for stock splits, combinations and the like), the holders of Series A Preferred, voting as a separate class, shall have the right to elect two members of the Board of Directors (the "Series A Directors"), (B) so long as at least 1,500,000 shares of Series B Preferred remain outstanding, the holders of Series B Preferred, voting as a separate class, shall have the right to elect one member of the Board of Directors (the "Series B Director"), (C) the holders of Common Stock, voting as a separate class, shall have the right to elect two members of the Board of Directors (the "Common Stock Directors"), and
     (D) the holders of the Series A Preferred, the Series B Preferred and the Common Stock, voting together as a single class and not as separate series and on an as-converted basis, shall have the right to elect the remaining member(s) of the Board of Directors (the "Joint Director(s)").

                    (ii) the Series A Directors may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Series A Preferred; the Series B Director may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Series B Preferred; the Common Directors may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Common Stock; and the Joint Director(s) may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred, the Series B Preferred and the Common Stock, voting together as a single class and not as separate series and on an as-converted basis; provided, however, that no director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected.

                    (iii) If a vacancy on the Board of Directors is to be filled by the Board of Directors, only a director or directors elected by the same class of shareholders as those who would be entitled to vote to fill such vacancy, if any, shall vote to fill such vacancy. If there are no such directors, such vacancy shall be filled by the affirmative vote of the holders of a majority of the shares of that class.

          (6)  Redemption.  The Preferred Stock shall not be redeemable.

          (7)  Protective Provisions.

               (a) So long as at least 6,500,000 shares of Preferred Stock remain outstanding, the corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the shares of Preferred Stock outstanding, voting as a class:

                    (i)  declare or pay any dividend on the Common Stock;

                    (ii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment;

                    (iii) cause the acquisition of this corporation by another entity or entities by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation, or the sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of this corporation;

                    (iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A or Series B Preferred with respect to dividends, liquidation, redemption or voting rights;

                    (v) increase the authorized number of directors of the corporation to a number greater than seven.

               (b) So long as at least 1,500,000 shares of any series of Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent of the holders of a majority of the then outstanding shares of such series of Preferred Stock:

                    (i) amend or repeal any provision of, or add any provision to, this corporation's Articles of Incorporation or bylaws if such action would alter or change materially and adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such series of Preferred Stock;

                    (ii) increase or decrease the authorized number of shares of such series of Preferred Stock;

               (c) Notices of Record Date. In the event that this corporation shall propose at any time:

                    (i) to declare any dividend or distribution upon shares of its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                    (iii) to effect any reclassification or recapitalization of its Common Stock outstanding; or

                    (iv) to merge, reorganize or consolidate with or into any other entity or entities by means of any transaction or series of related transactions resulting in the transfer of 50% or more of the outstanding voting power of the corporation; to sell, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) all or substantially all of its assets or business; or to liquidate, dissolve or wind up;

then, in connection with each such event, this corporation shall send to the holders of the Preferred Stock:

                         (A)  at least twenty (20) days' prior written notice of
the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto in respect of the matters referred to in (i) and
(ii) above or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above.

                         (B)  in the case of matters referred to in (iv) above,
this corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Subsection A(7)(c), and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar rights that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                         (C)  in the case of the matters referred to in (iii)
above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                         (D)  Each such written notice shall be delivered
personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this corporation.

     B.   Common Stock.

          (1) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any

F. Storage Capacity - Each basic mailbox provided hereunder shall have a maximum storage capacity of 10 MBytes. Sprint may purchase from Company additional storage space for resale at then-current fees as defined in this Exhibit. Company shall notify Customer(s) and Sprint that Customer(s) mailbox is approaching or exceeds the maximum limit. Thereafter, if such Customer exceeds the maximum storage capacity for more than thirty (30) days beyond date of notification, Company may delete e-mail messages from the affected mailboxes, at Company's discretion.


                             Confidential                                Page 14

     I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

     Dated:  September 4, 1998

                                            /S/ David Hayden
                                       ------------------------------------
                                                David Hayden, President

                                            /S/ David Hayden
                                       ------------------------------------
                                                David Hayden, Secretary

Each Sprint IP customer is responsible for the activities of its customer base or end-users and, by accepting service from Sprint, is agreeing to ensure that its customers abide by this Policy. Complaints about customers or end-users of a Sprint IP customer will be forwarded to the Sprint IP customer's hostmaster for action. If irresponsible or illegal activity continues, then the Sprint IP customer's Products and Services may be subject to termination or other action as Sprint deems appropriate without notice.

As stated in the terms and conditions for Sprint IP Products and Services, Sprint has the right to terminate the account of an offending customer or take other action as Sprint deems appropriate without notice (e.g., address filtering).

Account and Password
 User is responsible for maintaining the confidentiality of its account number and password. User shall be responsible for all uses of its account, whether or not authorized by User. User agrees to immediately notify Sprint of any unauthorized use of its account.

Disclaimer of Warranties
 USER EXPRESSLY AGREES THAT USE OF THE SPRINT SERVICE IS AT USER'S SOLE RISK. THE SPRINT SERVICE IS PROVIDED ON AN "AS IS" AND "AS AVAILABLE" BASIS.

 SPRINT DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

 SPRINT DOES NOT MAKE ANY WARRANTY THAT THE SPRINT SERVICE WILL MEET USER'S REQUIREMENTS, OR THAT THE SPRINT SERVICE WILL BE UNINTERRUPTED, TIMELY, SECURE, OR ERROR FREE; NOR DOES SPRINT MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM THE USE OF THE SPRINT SERVICE OR AS TO THE ACCURACY OR RELIABILITY OF ANY INFORMATION OBTAINED THROUGH THE SPRINT SERVICE.

 USER UNDERSTANDS AND AGREES THAT ANY MATERIAL AND/OR DATA DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE SPRINT SERVICE IS AT USER'S OWN DISCRETION AND RISK AND THAT USER WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGE TO USER'S COMPUTER SYSTEM OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF SUCH MATERIAL AND/OR DATA.

 SPRINT DOES NOT MAKE ANY WARRANTY REGARDING ANY GOODS OR SERVICES PURCHASED OR OBTAINED THROUGH THE SPRINT SERVICE OR ANY TRANSACTIONS ENTERED INTO BY USE OF OR THROUGH THE SPRINT SERVICE.

 NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY USER FROM SPRINT OR THROUGH THE SPRINT SERVICE SHALL CREATE ANY WARRANTY NOT EXPRESSLY MADE HEREIN.

Limitation of Liability
 SPRINT AND ITS SUPPLIERS SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, RESULTING FROM THE USE OR THE INABILITY TO USE THE SPRINT SERVICE OR FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS AND SERVICES OR RESULTING FROM ANY GOODS OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO BY MEANS OF OR THROUGH THE SPRINT SERVICE OR RESULTING FROM UNAUTHORIZED ACCESS TO OR ALTERATION OF USER'S TRANSMISSIONS OR DATA, INCLUDING BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, USE, DATA OR OTHER INTANGIBLE, EVEN IF SPRINT OR ITS SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.


                             Confidential                                Page 16

E-mail Message Storage
  Sprint does not assume any responsibility for the deletion or failure to store e-mail messages. If User exceeds the maximum permitted storage space, Sprint reserves the right to delete e-mail messages from the affected mailboxes, at its discretion.

Promotional Messages
  Sprint and/or third parties may, from time to time, send e-mail messages to User containing advertisements, promotions, etc. Sprint does not make any representation or warranty with respect to any such e-mail messages or any goods or services which may be obtained from such third parties, and User agrees that Sprint shall have no liability with respect thereto.

Indemnification
  User agrees to indemnify and hold Sprint, its suppliers and their respective affiliates, officers, directors, employees and agents, harmless from any claim, action or demand, including reasonable attorneys' fees, made by any third party due to, arising out of or related to User's use of the Sprint Service or the violation of these Terms of Use by User, including without limitation the infringement by User, or any other user of User's account, of any intellectual property or other right of any person or entity.

Applicable Law
  These Terms of Use shall be governed by and construed in accordance with the laws of the State of Kansas, without giving effect to its conflict of laws provisions.

Sprint reserves the right to modify these terms of use at any time.



                             Confidential                                Page 17

                                   EXHIBIT C
                                   ---------

                            SERVICE LEVEL AGREEMENT

     This Exhibit C Service Level Agreement is attached to and made a part of the E-mail Services Agreement between Sprint and Company (the "Agreement") and is subject to the terms and conditions of the Agreement. This Exhibit C shall apply to Services provided to Sprint during the Resale Period.
1.  Performance

    Definition:  As used in this Exhibit, "system outage" means any unplanned
    ----------
    interruption in the provision of Company Services during which Customers are unable to access or use the Company Services and which is caused by a problem in the Company System and confirmed by Company. "System outage" does not include any interruptions in the Company Services caused by act, omission or condition beyond Company's reasonable control, such as acts of nature or any third party.

    Processing E-mails:  Monthly average server response time of less than 5
    ------------------
    seconds for 90% of requests. Measurement does not include network transmission time or delays. This average does not include any period of unforeseen, unsolicited bulk email messages that degrade service.

    Availability: Company will make all commercially reasonable attempts to
    ------------
    maintain 99.5% availability of all system services (not including regular maintenance intervals) at the following performance levels:

       .     SMTP accepting connections within **** seconds
       .     POP accepting connections within **** seconds
       .     Web-based email available and online ****
       .     Account Provisioning System (APS) available and online ****

    Maintenance Intervals:  Current maintenance intervals are Monday mornings
    ----------------------
    from 12:00 AM to 3:00 AM Pacific Standard Time. Company will notify Sprint a minimum of fourteen (14) days in advance of changing this maintenance interval.

    Procedures for System Outages:  In the event of a Customer-affecting
    -----------------------------
    scheduled outage (in which Customers will not be able to access and use the Company Services) is required, Company will send notification to Customers via e-mail no less than forty eight (48) hours in advance of the scheduled outage unless it is an emergency requiring immediate attention.

2.  Monitoring/Reporting

    Company shall include in all Customer records a Sprint Customer Identification code provided by Sprint.

    Company shall provide on a monthly basis customer reports sorted by Sprint Customer Identification code that includes the following information for each account:
        .   Number of mailboxes
        .   Number and type of premium services (as premium services are available)
        .   Number of messages sent/received per mailbox (Q1 '99)
        .   Number of Kbytes sent/received per mailbox (Q1 `99)
        .   Peak amount of storage used per mailbox (Q1 '99)
        .   Distribution of message sizes by Sprint Customer Identification
            (Q2'99)

                             Confidential                                Page 18
* CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT. THROUGHOUT THIS EXHIBIT CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THE PUBLIC FILING AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

    Company shall provide a monthly Stewardship report that will track the performance metrics stated in Section 1 of this Exhibit.

    Company shall provide Sprint with monthly reports which document all Company System outages or enhancements made during such month. Each report shall have capacity planning information outlined [above] and include, at a minimum, the following additional information:

    Utilization and Performance:
        .   Company System uptime
        .   Number of new Sprint mailboxes
        .   Number of deleted Sprint mailboxes
        .   Total number of Sprint mailboxes
        .   Mean storage used for mailboxes
        .   Number of Company System outages
        .   Company System total downtime and average daily and monthly downtimes

    Specific Outage Report:
        .   Time of outage
        .   Length of outage
        .   Affected areas
        .   Reason for outage
        .   Long term remedy
        .   Person notified

    Enhancement:
        .   Reason for change
        .   Areas affected

    This information will be emailed to Sprint by the third working day of the month following the reported month. Upon mutual agreement, the parties may add to or delete from this list of reports as appropriate.

3.  Escalation Procedures

Company shall notify Sprint or a Sprint designated agent in the event of a system outage. Company will send an email notice whenever possible. In the event that email is not working, or Company is otherwise unable to send an email message, then Company will notify Sprint by telephone within 30 minutes of the time that Company first learns of the outage.

        .   Sprint Notification:    Tad Jones
                                    PHONE:  816-854-2471
                                    FAX:  816-854-2623
                                    EMAIL:  tad.jones@mail.sprint.com

Status information, if known by Company, to include:
               .  reason for the outage; and
               .  estimated time for service restoration.

        If Customer experiences a system outage and has not been notified by Company, Sprint will contact the Technical Support staff at Company by pager at 415/764-6203 (or such other telephone number as provided by Company) for the latest status.

        Company will periodically notify Sprint with updated status for the duration of the outage. Company will attempt to so update Sprint every two (2) hours.

                             Confidential                                Page 19

        Company will provide a post-incident summary that will include: cause of the problem; method used to correct the problem; and measures Company will take to prevent similar occurrences in the future.

    Company shall furnish necessary staff to provide the Services. Company shall use commercially reasonable efforts to provide Sprint with telephone access to an engineering staff member 24 hours a day 365 days a year. Upon notification of a problem with the Company System or the Services, Company shall evaluate and verify the problem and provide Sprint with a mutually agreeable time estimate for resolution of the problem. Company shall promptly commence remedial activities and use commercially reasonable efforts to complete the system outage resolution within the mutually agreed upon time estimate.

4.  Business Resumption

    In the event of a system outage, Company System will automatically switch processing from the primary server to a hot backup server in such a way as to not cause Customer(s) noticeable performance degradation as specified in
    Section 1 of this Exhibit.

5.  Sprint System Modifications

    Sprint agrees to notify Company no less than 72 hours in advance of any modifications and/or network configuration changes (including system maintenance) to, as well as upgrades and removal of devices that impact the production and network connectivity from, Sprint's system through which the Company Services are provided if they are outside of the scheduled Monday maintenance windows. If any such change will or could, in either party's opinion, result in incompatibility between the parties' respective systems or interruptions in the Company Services, then the parties shall work together to resolve any such issue before Sprint makes the change.

6.  Performance Review

    Company agrees to participate in periodic service performance reviews on a mutually agreed upon period or at either party's request. Each time cycle will be evaluated and proper personnel will be contacted if service levels are out of bounds. Some potential "triggers" currently include:

    .   Service response time is longer than a threshold
    .   Sudden spike in in/out-bound mail volume
    .   Load average sustained above a threshold
    .   Available disk space below a threshold
    .   Failed or interrupted tape backup
    .   Delivery logs showing an unusual pattern

7.  Backup Site

        Company shall provide a backup site for its primary message center which will be deployed in the event of a system outage with the primary message center and which will operate in accordance with Section 4 of this Exhibit. In the event of a West Coast disaster, Critical Path moves IP addresses to its East Coast Data Center. All protocols continue to work under a failover scenario, including but not limited to, POP, SMTP, IMAP, LDAP and webmail. Customers will not have access to stored messages in event of failover until primary service is restored. Such backup site is currently located in a facility of, Colocation Inc.,

                             Confidential                                Page 20
    located on the east coast in Laurel, Maryland. Colocation Inc. is a carrier-neutral co-location facility with facilities on par with our primary interconnection point, DIGITAL's Palo Alto Internet Exchange (PAIX) located in Palo Alto California.



                             Confidential                                Page 21